Exhibit 10.2

SECURITIZATION PROPERTY PURCHASE AND SALE AGREEMENT

by and between

CONSUMERS 2023 SECURITIZATION FUNDING LLC,

Issuer

and

CONSUMERS ENERGY COMPANY,

Seller

Acknowledged and Accepted by

The Bank of New York Mellon, as Indenture Trustee

Dated as of December 12, 2023

TABLE OF CONTENTS

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SECTION 6.03.	Assignment	17
SECTION 6.04.	Limitations on Rights of Third Parties	17
SECTION 6.05.	Severability	18
SECTION 6.06.	Separate Counterparts	18
SECTION 6.07.	Governing Law	18
SECTION 6.08.	Assignment to Indenture Trustee	18
SECTION 6.09.	Limitation of Liability	18
SECTION 6.10.	Waivers	18

EXHIBIT

Exhibit A      Form of Bill of Sale

APPENDIX

Appendix A      Definitions and Rules of Construction

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This SECURITIZATION PROPERTY PURCHASE AND SALE AGREEMENT, dated as of December 12, 2023, is by and between Consumers 2023 Securitization Funding LLC, a Delaware limited liability company, and Consumers Energy Company, a Michigan corporation (the “Seller”), and acknowledged and accepted by The Bank of New York Mellon, as indenture trustee.

RECITALS

WHEREAS, the Issuer desires to purchase the Securitization Property created pursuant to the Statute and the Financing Order;

WHEREAS, the Seller is willing to sell its rights and interests under the Financing Order to the Issuer, whereupon such rights and interests will become the Securitization Property;

WHEREAS, the Issuer, in order to finance the purchase of the Securitization Property, will issue the Securitization Bonds under the Indenture; and

WHEREAS, the Issuer, to secure its obligations under the Securitization Bonds and the Indenture, will pledge, among other things, all right, title and interest of the Issuer in and to the Securitization Property and this Sale Agreement to the Indenture Trustee for the benefit of the Secured Parties.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS AND RULES OF CONSTRUCTION

SECTION 1.01.         Definitions and Rules of Construction. Capitalized terms used but not otherwise defined in this Sale Agreement shall have the respective meanings given to such terms in Appendix A, which is hereby incorporated by reference into this Sale Agreement as if set forth fully in this Sale Agreement. Not all terms defined in Appendix A are used in this Sale Agreement. The rules of construction set forth in Appendix A shall apply to this Sale Agreement and are hereby incorporated by reference into this Sale Agreement as if set forth fully in this Sale Agreement.

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ARTICLE II
CONVEYANCE OF SECURITIZATION PROPERTY

SECTION 2.01.         Conveyance of Securitization Property.

(a)            In consideration of the Issuer’s delivery to or upon the order of the Seller of $638,670,349, subject to the conditions specified in Section 2.02, the Seller does hereby irrevocably sell, transfer, assign, set over and otherwise convey to the Issuer, without recourse or warranty, except as set forth herein, all right, title and interest of the Seller in, to and under the Securitization Property (such sale, transfer, assignment, setting over and conveyance of the Securitization Property includes, to the fullest extent permitted by the Statute and the Michigan UCC, the property, rights and interests of Consumers Energy under the Financing Order, including the right to impose, collect and receive Securitization Charges, the right to obtain True-Up Adjustments and all revenue, collections, payments, money and proceeds arising out of the rights and interests created under the Financing Order). Such sale, transfer, assignment, setting over and conveyance is hereby expressly stated to be a sale or other absolute transfer and, pursuant to Section 10l(1) of the Statute, shall be treated as a true sale and not as a secured transaction. The Seller and the Issuer agree that after giving effect to the sale, transfer, assignment, setting over and conveyance contemplated hereby the Seller has no right, title or interest in or to the Securitization Property to which a security interest could attach because (i) it has sold, transferred, assigned, set over and conveyed all right, title and interest in and to the Securitization Property to the Issuer, (ii) as provided in Section 10l(1) of the Statute, legal and equitable title shall have passed to the Issuer and (iii) as provided in Section 10m(3) of the Statute, appropriate financing statements have been filed and such transfer is perfected against all third parties, including subsequent judicial or other lien creditors. If such sale, transfer, assignment, setting over and conveyance is held by any court of competent jurisdiction not to be a true sale as provided in Section 10l(1) of the Statute, then such sale, transfer, assignment, setting over and conveyance shall be treated as a pledge of the Securitization Property and as the creation of a security interest (within the meaning of the Statute and the UCC) in the Securitization Property and, without prejudice to its position that it has absolutely transferred all of its rights in the Securitization Property to the Issuer, the Seller hereby grants a security interest in the Securitization Property to the Issuer (and to the Indenture Trustee for the benefit of the Secured Parties) to secure their respective rights under the Basic Documents to receive the Securitization Charges and all other Securitization Property (the “Back-Up Security Interest”).

(b)            Subject to Section 2.02, the Issuer does hereby purchase the Securitization Property from the Seller for the consideration set forth in Section 2.01(a).

SECTION 2.02.         Conditions to Conveyance of Securitization Property. The obligation of the Seller to sell, and the obligation of the Issuer to purchase, Securitization Property on the Closing Date shall be subject to the satisfaction of each of the following conditions:

(a)            on or prior to the Closing Date, the Seller shall have delivered to the Issuer a duly executed Bill of Sale identifying the Securitization Property to be conveyed on the Closing Date;

(b)            on or prior to the Closing Date, the Seller shall have obtained the Financing Order creating the Securitization Property;

(c)            as of the Closing Date, the Seller is not insolvent and will not have been made insolvent by such sale and the Seller is not aware of any pending insolvency with respect to itself;

(d)            (i) as of the Closing Date, the representations and warranties of the Seller set forth in this Sale Agreement shall be true and correct with the same force and effect as if made on the Closing Date (except to the extent that they relate to an earlier date), (ii) on and as of the Closing Date, no breach of any covenant or agreement of the Seller contained in this Sale Agreement has occurred and is continuing, and (iii) on and as of the Closing Date, no Servicer Default shall have occurred and be continuing;

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(e)            as of the Closing Date, (i) the Issuer shall have sufficient funds available to pay the purchase price for the Securitization Property to be conveyed on such date and (ii) all conditions to the issuance of the Securitization Bonds intended to provide such funds set forth in the Indenture shall have been satisfied or waived;

(f)            on or prior to the Closing Date, the Seller shall have taken all action required to transfer to the Issuer ownership of the Securitization Property to be conveyed on such date, free and clear of all Liens other than Liens created by the Issuer pursuant to the Basic Documents and to perfect such transfer, including filing any statements or filings under the Statute or the UCC, and the Issuer or the Servicer, on behalf of the Issuer, shall have taken any action required for the Issuer to grant the Indenture Trustee a first priority perfected security interest in the Securitization Bond Collateral and maintain such security interest as of such date;

(g)            the Seller shall have delivered to the Rating Agencies and the Issuer any Opinions of Counsel required by the Rating Agencies;

(h)            the Seller shall have received and delivered to the Issuer and the Indenture Trustee an opinion or opinions of outside tax counsel (as selected by the Seller, and in form and substance reasonably satisfactory to the Issuer and the Underwriters) to the effect that, for U.S. federal income tax purposes, (i) the Issuer will not be treated as a taxable entity separate and apart from its sole owner, (ii) the Securitization Bonds will be treated as debt of the Issuer’s sole owner and (iii) the Seller will not be treated as recognizing gross income upon the issuance of the Securitization Bonds;

(i)            on and as of the Closing Date, each of the Certificate of Formation, the LLC Agreement, the Servicing Agreement, this Sale Agreement, the Indenture, the Financing Order and the Statute shall be in full force and effect;

(j)            the Securitization Bonds shall have received any rating or ratings required by the Financing Order;

(k)            the Seller shall have delivered to the Indenture Trustee and the Issuer an Officer’s Certificate confirming the satisfaction of each condition precedent specified in this Section 2.02; and

(l)            the Seller shall have received the purchase price for the Securitization Property.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER

Subject to Section 3.09, the Seller makes the following representations and warranties, as of the Closing Date, and the Seller acknowledges that the Issuer has relied thereon in acquiring the Securitization Property. The representations and warranties shall survive the sale, assignment and transfer of Securitization Property to the Issuer and the pledge thereof to the Indenture Trustee pursuant to the Indenture. The Seller agrees that (i) the Issuer may assign the right to enforce the following representations and warranties to the Indenture Trustee and (ii) the following representations and warranties inure to the benefit of the Issuer and the Indenture Trustee.

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SECTION 3.01.         Organization and Good Standing. The Seller is a corporation duly organized and validly existing and is in good standing under the laws of the State of Michigan, with the requisite corporate power and authority to own its properties as such properties are currently owned and to conduct its business as such business is now conducted by it, and has the requisite corporate power and authority to obtain the Financing Order and own the rights and interests under the Financing Order and to sell and assign those rights and interests to the Issuer, whereupon such rights and interests shall become “securitization property” as defined in the Statute.

SECTION 3.02.         Due Qualification. The Seller is duly qualified to do business and is in good standing, and has obtained all necessary licenses and approvals, in all jurisdictions in which the ownership or lease of property or the conduct of its business shall require such qualifications, licenses or approvals (except where the failure to so qualify or obtain such licenses and approvals would not be reasonably likely to have a material adverse effect on the Seller’s business, operations, assets, revenues or properties, the Securitization Property, the Issuer or the Securitization Bonds).

SECTION 3.03.         Power and Authority. The Seller has the requisite corporate power and authority to execute and deliver this Sale Agreement and to carry out its terms. The execution, delivery and performance of obligations under this Sale Agreement have been duly authorized by all necessary corporate action on the part of the Seller under its organizational documents and laws.

SECTION 3.04.         Binding Obligation. This Sale Agreement constitutes a legal, valid and binding obligation of the Seller enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other laws relating to or affecting creditors’ or secured parties’ rights generally from time to time in effect and to general principles of equity (including concepts of materiality, reasonableness, good faith and fair dealing), regardless of whether considered in a proceeding in equity or at law.

SECTION 3.05.         No Violation. The consummation of the transactions contemplated by this Sale Agreement and the fulfillment of the terms hereof do not: (a) conflict with or result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time) a default under, the Seller’s organizational documents or any indenture or other material agreement or instrument to which the Seller is a party or by which it or any of its properties is bound; (b) result in the creation or imposition of any Lien upon any of the Seller’s properties pursuant to the terms of any such indenture, agreement or other instrument (other than any Lien that may be granted in the Issuer’s favor or any Lien created in favor of the Indenture Trustee for the benefit of the Holders pursuant to the Statute or any other Lien that may be granted under the Basic Documents or that may be created pursuant to the Statute); or (c) violate any existing law or any existing order, rule or regulation applicable to the Seller issued by any Governmental Authority having jurisdiction over the Seller or its properties.

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SECTION 3.06.         No Proceedings. There are no proceedings pending, and, to the Seller’s knowledge, there are no proceedings threatened, and, to the Seller’s knowledge, there are no investigations pending or threatened, in each case, before any Governmental Authority having jurisdiction over the Seller or its properties involving or relating to the Seller or the Issuer or, to the Seller’s knowledge, any other Person: (a) asserting the invalidity of the Statute, the Financing Order, this Sale Agreement, any of the other Basic Documents or the Securitization Bonds; (b) seeking to prevent the issuance of the Securitization Bonds or the consummation of any of the transactions contemplated by this Sale Agreement or any of the other Basic Documents; (c) seeking any determination or ruling that could reasonably be expected to materially and adversely affect the performance by the Seller of its obligations under, or the validity or enforceability of, the Statute, the Financing Order, this Sale Agreement, any of the other Basic Documents or the Securitization Bonds; or (d) seeking to adversely affect the U.S. federal income tax or state income or franchise tax classification of the Securitization Bonds as debt.

SECTION 3.07.         Approvals. Except for UCC financing statement filings and other filings under the Statute, no approval, authorization, consent, order or other action of, or filing with, any Governmental Authority is required in connection with the execution and delivery by the Seller of this Sale Agreement, the performance by the Seller of the transactions contemplated hereby or the fulfillment by the Seller of the terms hereof, except those that have been obtained or made and those that the Seller, in its capacity as Servicer under the Servicing Agreement, is required to make in the future pursuant to the Servicing Agreement. The Seller has provided the Commission with a copy of each registration statement, prospectus or other closing document filed with the SEC as part of the transactions contemplated hereby immediately following the filing of the original document.

SECTION 3.08.         The Securitization Property.

(a)            Information. Subject to Section 3.08(f) and Section 3.08(h), at the Closing Date, all written information, as amended or supplemented from time to time, provided by the Seller to the Issuer with respect to the Securitization Property (including the Expected Amortization Schedule and the Financing Order) is true and correct in all material respects.

(b)            Title. It is the intention of the parties hereto that (other than for U.S. federal income tax purposes and, to the extent consistent with applicable state tax law, state income and franchise tax purposes) the sale, assignment and transfer of the Securitization Property herein contemplated constitutes a sale and absolute transfer of the Securitization Property from the Seller to the Issuer and that no interest in, or right or title to, the Securitization Property shall be part of the Seller’s estate in the event of the filing of a bankruptcy petition by or against the Seller under any bankruptcy law. No portion of the Securitization Property has been sold, transferred, assigned, pledged or otherwise conveyed by the Seller to any Person other than the Issuer, and, to the Seller’s knowledge (after due inquiry), no security agreement, financing statement or equivalent security or lien instrument listing the Seller as debtor covering all or any part of the Securitization Property is on file or of record in any jurisdiction, except such as may have been filed, recorded or made in favor of the Issuer or the Indenture Trustee in connection with the Basic Documents. The Seller has not authorized the filing of and is not aware (after due inquiry) of any financing statement against it that includes a description of collateral including the Securitization Property other than any financing statement filed, recorded or made in favor of the Issuer or the Indenture Trustee in connection with the Basic Documents. The Seller is not aware (after due inquiry) of any judgment or tax lien filings against either the Seller or the Issuer.

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(c)            Transfer Filings. On the Closing Date, immediately upon the sale hereunder, the Securitization Property shall be validly transferred and sold to the Issuer, the Issuer shall own all the Securitization Property free and clear of all Liens (except for the Lien created in favor of the Indenture Trustee granted under the Indenture and perfected pursuant to the Statute) and all filings and actions to be made or taken by the Seller (including filings with the Michigan Department of State pursuant to the Statute) necessary in any jurisdiction to give the Issuer a valid ownership interest (subject to any Lien created in favor of the Indenture Trustee for the benefit of the Holders pursuant to the Indenture and perfected pursuant to the Statute) in the Securitization Property have been made or taken. No further action is required to maintain such ownership interest (subject to any Lien created in favor of the Indenture Trustee for the benefit of the Holders pursuant to the Indenture and perfected pursuant to the Statute). All applicable filings have been made to the extent required by applicable law in any jurisdiction to perfect the Back-Up Security Interest granted by the Seller to the Issuer.

(d)            Financing Order; Other Approvals. On the Closing Date, under the laws of the State of Michigan and the United States in effect on the Closing Date: (i) the Financing Order pursuant to which the rights and interests of the Seller, including the right to impose, collect and receive the Securitization Charges and the interest in and to the Securitization Property transferred on such date have been created, is Final and is in full force and effect; (ii) as of the issuance of the Securitization Bonds, the Securitization Bonds are entitled to the protections provided by the Statute and, accordingly, the Financing Order and the Securitization Charges are not revocable by the Commission; (iii) as of the Closing Date, revisions to the Seller’s electric tariff to implement the Securitization Charges have been filed and is in full force and effect, such revisions are consistent with the terms of the Financing Order, and any electric tariff implemented consistent with the Financing Order is not subject to modification by the Commission except for True-Up Adjustments made in accordance with the Statute; (iv) the process by which the Financing Order creating the Securitization Property was adopted and approved complies with all applicable laws, rules and regulations; (v) the Financing Order is not subject to appeal and is legally enforceable, and the process by which it was issued complied with all applicable laws, rules and regulations; and (vi) no other approval, authorization, consent, order or other action of, or filing with, any Governmental Authority is required in connection with the creation of the Securitization Property transferred on such date, except those that have been obtained or made.

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(e)            State Action. Under the Statute, the State of Michigan may not take or permit any action that would impair the value of the Securitization Property, reduce or alter, except as allowed in connection with a True-Up Adjustment, or impair the Securitization Charges to be imposed, collected and remitted to the Issuer, until the principal, interest and premium, if any, and any other charges incurred and contracts to be performed, in connection with the Securitization Bonds have been paid and performed in full. Under the contract clauses of the State of Michigan and United States Constitutions, the State of Michigan, including the Commission, could not constitutionally take any action of a legislative character, including the repeal or amendment of the Statute or the Financing Order (including repeal or amendment by voter initiative as defined in the Michigan Constitution or by amendment of the Michigan Constitution), that would substantially impair the value of the Securitization Property or substantially reduce or alter, except as allowed in connection with a True-Up Adjustment, or substantially impair the Securitization Charges to be imposed, collected and remitted to the Issuer, unless this action is a reasonable exercise of the State of Michigan’s sovereign powers and of a character reasonable and appropriate to further the public purpose justifying this action and, under the takings clauses of the State of Michigan and United States Constitutions, the State of Michigan, including the Commission, could not repeal or amend the Statute or the Financing Order (including repeal or amendment by voter initiative as defined in the Michigan Constitution or by amendment of the Michigan Constitution) or take any other action in contravention of its pledge described in the first sentence of this Section 3.08(e), without paying just compensation to the Holders, as determined by a court of competent jurisdiction, if this action would constitute a permanent appropriation of a substantial property interest of the Holders in the Securitization Property and deprive the Holders of their reasonable expectations arising from their investment in the Securitization Bonds. However, there is no assurance that, even if a court were to award just compensation, it would be sufficient to pay the full amount of principal of and interest on the Securitization Bonds.

(f)            Assumptions. On the Closing Date, based upon the information available to the Seller on such date, the assumptions used in calculating the Securitization Charges are reasonable and are made in good faith. Notwithstanding the foregoing, the Seller makes no representation or warranty, express or implied, that amounts actually collected arising from those Securitization Charges will in fact be sufficient to meet the payment obligations on the Securitization Bonds or that the assumptions used in calculating such Securitization Charges will in fact be realized.

(g)            Creation of Securitization Property. Upon the effectiveness of the Financing Order and the transfer of the Securitization Property pursuant to this Sale Agreement: (i) the rights and interests of the Seller under the Financing Order, including the right of the Seller and any Successor to impose, collect and receive the Securitization Charges authorized in the Financing Order, become “securitization property” as defined in the Statute; (ii) the Securitization Property constitutes a present property right vested in the Issuer; (iii) the Securitization Property includes the rights and interests of the Seller in the Financing Order, including the right of the Seller and any Successor to impose, collect and receive Securitization Charges from Customers, including the right to obtain True-Up Adjustments, and all revenue, collections, payments, money and proceeds arising out of rights and interests created under the Financing Order; (iv) the owner of the Securitization Property is legally entitled to bill Securitization Charges for a period not greater than eight years after the date Securitization Charges are first billed and to collect and post payments in respect of the Securitization Charges in the aggregate sufficient to pay the interest on and principal of the Securitization Bonds in accordance with the Indenture, to pay Ongoing Other Qualified Costs and to replenish the Capital Subaccount to the Required Capital Level until the Securitization Bonds are paid in full; and (v) the Securitization Property is not subject to any Lien other than any Lien created in favor of the Indenture Trustee for the benefit of the Holders pursuant to the Indenture and perfected pursuant to the Statute.

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(h)            Nature of Representations and Warranties. The representations and warranties set forth in this Section 3.08, insofar as they involve conclusions of law, are made not on the basis that the Seller purports to be a legal expert or to be rendering legal advice, but rather to reflect the parties’ good faith understanding of the legal basis on which the parties are entering into this Sale Agreement and the other Basic Documents and the basis on which the Holders are purchasing the Securitization Bonds, and to reflect the parties’ agreement that, if such understanding turns out to be incorrect or inaccurate, the Seller will be obligated to indemnify the Issuer and its permitted assigns (to the extent required by and in accordance with Section 5.01), and that the Issuer and its permitted assigns will be entitled to enforce any rights and remedies under the Basic Documents on account of such inaccuracy to the same extent as if the Seller had breached any other representations or warranties hereunder.

(i)            Prospectus. As of the date hereof, the information describing the Seller under the captions “Review of the Securitization Property” and “Consumers Energy Company—The Depositor, Sponsor, Seller and Initial Servicer” in the Prospectus is true and correct in all material respects.

(j)            Solvency. After giving effect to the sale of the Securitization Property hereunder, the Seller:

(i)        is solvent and expects to remain solvent;

(ii)       is adequately capitalized to conduct its business and affairs considering its size and the nature of its business and intended purpose;

(iii)      is not engaged and does not expect to engage in a business for which its remaining property represents unreasonably small capital;

(iv)      reasonably believes that it will be able to pay its debts as they come due; and

(v)       is able to pay its debts as they mature and does not intend to incur, or believes that it will not incur, indebtedness that it will not be able to repay at its maturity.

(k)            No Court Order. There is no order by any court providing for the revocation, alteration, limitation or other impairment of the Statute, the Financing Order, the Securitization Property or the Securitization Charges or any rights arising under any of them or that seeks to enjoin the performance of any obligations under the Financing Order.

(l)            Survival of Representations and Warranties The representations and warranties set forth in this Section 3.08 shall survive the execution and delivery of this Sale Agreement and may not be waived by any party hereto except pursuant to a written agreement executed in accordance with Article VI and as to which the Rating Agency Condition has been satisfied.

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SECTION 3.09.         Limitations on Representations and Warranties. Without prejudice to any of the other rights of the parties, the Seller will not be in breach of any representation or warranty as a result of a change in law by means of any legislative enactment, constitutional amendment or voter initiative (if subsequently authorized). The Seller makes no representation or warranty, express or implied, that Billed Securitization Charges will be actually collected from Customers and no representation that amounts collected will be sufficient to meet the obligations on the Securitization Bonds.

ARTICLE IV
COVENANTS OF THE SELLER

SECTION 4.01.         Existence. Subject to Section 5.02, so long as any of the Securitization Bonds are Outstanding, the Seller (a) will keep in full force and effect its existence and remain in good standing under the laws of the jurisdiction of its organization, (b) will obtain and maintain its qualification to do business in each jurisdiction where such existence or qualification is or shall be necessary to protect the validity and enforceability of this Sale Agreement, the other Basic Documents to which the Seller is a party and each other instrument or agreement to which the Seller is a party necessary or appropriate to the proper administration of this Sale Agreement and the transactions contemplated hereby or to the extent necessary for the Seller to perform its obligations hereunder or thereunder and (c) will continue to operate its electric distribution system to provide service to its Customers.

SECTION 4.02.         No Liens. Except for the conveyances hereunder or any Lien pursuant to the Indenture in favor of the Indenture Trustee for the benefit of the Holders and any Lien that may be granted under the Basic Documents or created under the Statute, the Seller will not sell, pledge, assign or transfer, or grant, create, incur, assume or suffer to exist any Lien on, any of the Securitization Property, or any interest therein, and the Seller shall defend the right, title and interest of the Issuer and the Indenture Trustee, on behalf of the Secured Parties, in, to and under the Securitization Property against all claims of third parties claiming through or under the Seller. Consumers Energy, in its capacity as the Seller, will not at any time assert any Lien against, or with respect to, any of the Securitization Property.

SECTION 4.03.         Delivery of Collections. In the event that the Seller receives any Securitization Charge Collections or other payments in respect of the Securitization Charges or the proceeds thereof other than in its capacity as the Servicer, the Seller agrees to pay to the Servicer, on behalf of the Issuer, all payments received by it in respect thereof as soon as practicable after receipt thereof. Prior to such remittance to the Servicer by the Seller, the Seller agrees that such amounts are held by it in trust for the Issuer and the Indenture Trustee.

SECTION 4.04.         Notice of Liens. The Seller shall notify the Issuer and the Indenture Trustee promptly after becoming aware of any Lien on any of the Securitization Property, other than the conveyances hereunder and any Lien pursuant to the Basic Documents or any Lien under the Statute created for the benefit of the Issuer or the Holders, including the Lien in favor of the Indenture Trustee for the benefit of the Holders.

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SECTION 4.05.         Compliance with Law. The Seller hereby agrees to comply with its organizational documents and all laws, treaties, rules, regulations and determinations of any Governmental Authority applicable to it, except to the extent that failure to so comply would not materially adversely affect the Issuer’s or the Indenture Trustee’s interests in the Securitization Property or under any of the Basic Documents to which the Seller is party or the Seller’s performance of its obligations hereunder or under any of the other Basic Documents to which it is party.

SECTION 4.06.         Covenants Related to Securitization Bonds and Securitization Property.

(a)            So long as any of the Securitization Bonds are Outstanding, the Seller shall treat the Securitization Property as the Issuer’s property for all purposes other than financial reporting, state or U.S. federal regulatory or tax purposes, and the Seller shall treat the Securitization Bonds as debt for all purposes and specifically as debt of the Issuer, other than for financial reporting, state or U.S. federal regulatory or tax purposes.

(b)            Solely for the purposes of U.S. federal taxes and, to the extent consistent with applicable state, local and other tax law, for purposes of state, local and other taxes, so long as any of the Securitization Bonds are Outstanding, the Seller agrees to treat the Securitization Bonds as indebtedness of the Seller (as the sole owner of the Issuer) secured by the Securitization Bond Collateral unless otherwise required by appropriate taxing authorities.

(c)            So long as any of the Securitization Bonds are Outstanding, the Seller shall disclose in its financial statements that the Issuer and not the Seller is the owner of the Securitization Property and that the assets of the Issuer are not available to pay creditors of the Seller or its Affiliates (other than the Issuer).

(d)            So long as any of the Securitization Bonds are Outstanding, the Seller shall not own or purchase any Securitization Bonds.

(e)            So long as the Securitization Bonds are Outstanding, the Seller shall disclose the effects of all transactions between the Seller and the Issuer in accordance with generally accepted accounting principles.

(f)            The Seller agrees that, upon the sale by the Seller of the Securitization Property to the Issuer pursuant to this Sale Agreement, (i) to the fullest extent permitted by law, including applicable Commission Regulations and the Statute, the Issuer shall have all of the rights originally held by the Seller with respect to the Securitization Property, including the right (subject to the terms of the Servicing Agreement) to exercise any and all rights and remedies to collect any amounts payable by any Customer in respect of the Securitization Property, notwithstanding any objection or direction to the contrary by the Seller (and the Seller agrees not to make any such objection or to take any such contrary action) and (ii) any payment by any Customer directly to the Issuer shall discharge such Customer’s obligations, if any, in respect of the Securitization Property to the extent of such payment, notwithstanding any objection or direction to the contrary by the Seller.

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(g)            So long as any of the Securitization Bonds are Outstanding, (i) in all proceedings relating directly or indirectly to the Securitization Property, the Seller shall affirmatively certify and confirm that it has sold all of its rights and interests in and to such property (other than for financial reporting, regulatory or tax purposes), (ii) the Seller shall not make any statement or reference in respect of the Securitization Property that is inconsistent with the ownership interest of the Issuer (other than for financial accounting or tax purposes or as required for state or U.S. federal regulatory purposes), (iii) the Seller shall not take any action in respect of the Securitization Property except solely in its capacity as the Servicer thereof pursuant to the Servicing Agreement or as otherwise contemplated by the Basic Documents, (iv) the Seller shall not sell securitization property, or other similar property, under a separate financing order in connection with the issuance of securitization bonds or similarly authorized types of bonds unless the Rating Agency Condition shall have been satisfied and (v) neither the Seller nor the Issuer shall make any election, file any tax return or take any other action inconsistent with the treatment of the Issuer, for U.S. federal income tax purposes and, to the extent consistent with applicable state tax law, state income and franchise tax purposes, as a disregarded entity that is not separate from the Seller (or, if relevant, from another sole owner of the Issuer).

SECTION 4.07.         Title. The Seller shall execute and file such filings, including filings with the Michigan Department of State pursuant to the Statute, and cause to be executed and filed such filings, all in such manner and in such places as may be required by law to fully perfect and maintain the ownership interest of the Issuer, and the Back-Up Security Interest pursuant to Section 2.01, and the first priority security interest of the Indenture Trustee in the Securitization Property, including all filings required under the Statute and the applicable UCC relating to the transfer of the ownership of the rights and interest in the Securitization Property by the Seller to the Issuer or the pledge of the Issuer’s interest in the Securitization Property to the Indenture Trustee. The Seller shall deliver or cause to be delivered to the Issuer and the Indenture Trustee file-stamped copies of, or filing receipts for, any document filed as provided above, as soon as available following such filing. The Seller shall institute any action or proceeding necessary to compel performance by the Commission, the State of Michigan or any of their respective agents of any of their obligations or duties under the Statute or the Financing Order, and the Seller agrees to take such legal or administrative actions, including defending against or instituting and pursuing legal actions and appearing or testifying at hearings or similar proceedings, in each case as may be reasonably necessary (a) to seek to protect the Issuer and the Secured Parties from claims, state actions or other actions or proceedings of third parties that, if successfully pursued, would result in a breach of any representation set forth in Article III or any covenant set forth in Article IV and (b) to seek to block or overturn any attempts to cause a repeal of, modification of or supplement to the Statute or the Financing Order or the rights of Holders by legislative enactment or constitutional amendment that would be materially adverse to the Issuer or the Secured Parties or that would otherwise cause an impairment of the rights of the Issuer or the Secured Parties. The costs of any such actions or proceedings will be payable by the Seller. The Seller’s obligations pursuant to this Section 4.07 shall survive and continue notwithstanding the fact that the payment of Operating Expenses pursuant to Section 8.02(e) of the Indenture may be delayed (it being understood that the Seller may be required to advance its own funds to satisfy its obligations hereunder).

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SECTION 4.08.         Nonpetition Covenants. Notwithstanding any prior termination of this Sale Agreement or the Indenture, the Seller shall not, prior to the date that is one year and one day after the termination of the Indenture and payment in full of the Securitization Bonds or any other amounts owed under the Indenture, petition or otherwise invoke or cause the Issuer to invoke the process of any Governmental Authority for the purpose of commencing or sustaining an involuntary case against the Issuer under any U.S. federal or state bankruptcy, insolvency or similar law, appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of the Issuer or any substantial part of the property of the Issuer, or ordering the winding up or liquidation of the affairs of the Issuer.

SECTION 4.09.         Taxes. So long as any of the Securitization Bonds are Outstanding, the Seller shall, and shall cause each of its subsidiaries to, pay all taxes, assessments and governmental charges imposed upon it or any of its properties or assets or with respect to any of its franchises, business, income or property before any penalty accrues thereon if the failure to pay any such taxes, assessments and governmental charges would, after any applicable grace periods, notices or other similar requirements, result in a Lien on the Securitization Property; provided, that no such tax need be paid if the Seller or one of its Affiliates is contesting the same in good faith by appropriate proceedings promptly instituted and diligently conducted and if the Seller or such Affiliate has established appropriate reserves as shall be required in conformity with generally accepted accounting principles.

SECTION 4.10.         Notice of Breach to Rating Agencies, Etc. Promptly after obtaining knowledge thereof, in the event of a breach in any material respect (without regard to any materiality qualifier contained in such representation, warranty or covenant) of any of the Seller’s representations, warranties or covenants contained herein, the Seller shall promptly notify the Issuer, the Indenture Trustee and the Rating Agencies of such breach. For the avoidance of doubt, any breach that would adversely affect scheduled payments on the Securitization Bonds will be deemed to be a material breach for purposes of this Section 4.10.

SECTION 4.11.         Use of Proceeds. The Seller shall use the proceeds of the sale of the Securitization Property in accordance with the Financing Order and the Statute.

SECTION 4.12.         Further Assurances. Upon the request of the Issuer, the Seller shall execute and deliver such further instruments and do such further acts as may be reasonably necessary to carry out the provisions and purposes of this Sale Agreement.

SECTION 4.13.         Intercreditor Agreement. The Seller, the Indenture Trustee and the Issuer shall have entered into the Intercreditor Agreement. The Seller shall not become a party to any (i) trade receivables purchase and sale agreement or similar arrangement under which it sells all or any portion of its accounts receivables owing from Michigan electric distribution customers unless the Indenture Trustee, the Seller and the other parties to such additional arrangement shall have entered into the Intercreditor Agreement in connection therewith, and the terms of the documentation evidencing such trade receivables purchase and sale arrangement or similar arrangement shall expressly exclude Securitization Property (including Securitization Charges) from any receivables or other assets pledged or sold under such arrangement or (ii) sale agreement selling to any other Affiliate property consisting of charges similar to the securitization charges sold pursuant to this Sale Agreement, payable by Customers pursuant to the Statute or any similar law, unless the Seller and the other parties to such arrangement shall have entered into the Intercreditor Agreement in connection with any agreement or similar arrangement described in this Section 4.13.

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ARTICLE V
THE SELLER

SECTION 5.01.         Liability of Seller; Indemnities.

(a)            The Seller shall be liable in accordance herewith only to the extent of the obligations specifically undertaken by the Seller under this Sale Agreement.

(b)            The Seller shall indemnify the Issuer and the Indenture Trustee (for the benefit of the Secured Parties) and each of their respective officers, directors, employees, trustees, managers and agents for, and defend and hold harmless each such Person from and against, any and all taxes (other than taxes imposed on Holders as a result of their ownership of a Securitization Bond) that may at any time be imposed on or asserted against any such Person as a result of the sale of the Securitization Property to the Issuer, including any franchise, sales, gross receipts, general corporation, tangible personal property, privilege or license taxes, but excluding any taxes imposed as a result of a failure of such Person to withhold or remit taxes with respect to payments on any Securitization Bond, it being understood that the Holders shall be entitled to enforce their rights against the Seller under this Section 5.01(b) solely through a cause of action brought for their benefit by the Indenture Trustee as set forth in the Indenture.

(c)            The Seller shall indemnify the Issuer and the Indenture Trustee (for the benefit of the Secured Parties) and each of their respective officers, directors, employees, trustees, managers and agents for, and defend and hold harmless each such Person from and against, any and all taxes (other than taxes imposed on Holders as a result of their ownership of a Securitization Bond) that may at any time be imposed on or asserted against any such Person as a result of the Issuer’s ownership and assignment of the Securitization Property, the issuance and sale by the Issuer of the Securitization Bonds or the other transactions contemplated in the Basic Documents, including any franchise, sales, gross receipts, general corporation, tangible personal property, privilege or license taxes, but excluding any taxes imposed as a result of a failure of such Person to withhold or remit taxes with respect to payments on any Securitization Bond.

(d)            The Seller shall indemnify the Issuer, the Indenture Trustee (for the benefit of the Secured Parties) and each of their respective officers, directors, employees, trustees, managers and agents for, and defend and hold harmless each such Person from and against, all Losses that may be imposed on, incurred by or asserted against each such Person, in each such case, as a result of the Seller’s breach of any of its representations, warranties or covenants contained in this Sale Agreement.

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(e)            Indemnification under Section 5.01(b), Section 5.01(c), Section 5.01(d) and Section 5.01(f) shall include reasonable out-of-pocket fees and expenses of investigation and litigation (including reasonable attorneys’ fees and expenses), except as otherwise expressly provided in this Sale Agreement.

(f)            The Seller shall indemnify the Indenture Trustee (for itself) and each Independent Manager, and any of their respective officers, directors, employees and agents (each, an “Indemnified Person”), for, and defend and hold harmless each such Person from and against, any and all Losses incurred by any of such Indemnified Persons as a result of the Seller’s breach of any of its representations and warranties or covenants contained in this Sale Agreement. The Seller shall not be required to indemnify an Indemnified Person for any amount paid or payable by such Indemnified Person in the settlement of any action, proceeding or investigation without the prior written consent of the Seller, which consent shall not be unreasonably withheld. Promptly after receipt by an Indemnified Person of notice of the commencement of any action, proceeding or investigation, such Indemnified Person shall, if a claim in respect thereof is to be made against the Seller under this Section 5.01(f), notify the Seller in writing of the commencement thereof. Failure by an Indemnified Person to so notify the Seller shall relieve the Seller from the obligation to indemnify and hold harmless such Indemnified Person under this Section 5.01(f) only to the extent that the Seller suffers actual prejudice as a result of such failure. With respect to any action, proceeding or investigation brought by a third party for which indemnification may be sought under this Section 5.01(f), the Seller shall be entitled to conduct and control, at its expense and with counsel of its choosing that is reasonably satisfactory to such Indemnified Person, the defense of any such action, proceeding or investigation (in which case the Seller shall not thereafter be responsible for the fees and expenses of any separate counsel retained by the Indemnified Person except as set forth below); provided, that the Indemnified Person shall have the right to participate in such action, proceeding or investigation through counsel chosen by it and at its own expense. Notwithstanding the Seller’s election to assume the defense of any action, proceeding or investigation, the Indemnified Person shall have the right to employ separate counsel (including local counsel), and the Seller shall bear the reasonable fees, costs and expenses of such separate counsel if (i) the defendants in any such action include both the Indemnified Person and the Seller and the Indemnified Person shall have reasonably concluded that there may be legal defenses available to it that are different from or additional to those available to the Seller, (ii) the Seller shall not have employed counsel reasonably satisfactory to the Indemnified Person to represent the Indemnified Person within a reasonable time after notice of the institution of such action, (iii) the Seller shall authorize the Indemnified Person to employ separate counsel at the expense of the Seller or (iv) in the case of the Indenture Trustee, such action exposes the Indenture Trustee to a material risk of criminal liability or forfeiture or a Servicer Default has occurred and is continuing. Notwithstanding the foregoing, the Seller shall not be obligated to pay for the fees, costs and expenses of more than one separate counsel for the Indemnified Persons other than one local counsel, if appropriate.

(g)            The Seller shall indemnify the Servicer (if the Servicer is not the Seller) for the costs of any action instituted by the Servicer pursuant to Section 5.02(d) of the Servicing Agreement that are not paid as Operating Expenses in accordance with the priorities set forth in Section 8.02(e) of the Indenture.

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(h)            The remedies provided in this Sale Agreement are the sole and exclusive remedies against the Seller for breach of its representations and warranties in this Sale Agreement.

(i)            Indemnification under this Section 5.01 shall survive any repeal of, modification of, or supplement to, or judicial invalidation of, the Statute or the Financing Order and shall survive the resignation or removal of the Indenture Trustee or the termination of this Sale Agreement and will rank in priority with other general, unsecured obligations of the Seller. The Seller shall not indemnify any party under this Section 5.01 for any changes in law after the Closing Date, whether such changes in law are effected by means of any legislative enactment, any constitutional amendment or any final and non-appealable judicial decision.

SECTION 5.02.         Merger, Conversion or Consolidation of, or Assumption of the Obligations of, Seller. Any Person (a) into which the Seller may be merged, converted or consolidated, (b) that may result from any merger, conversion or consolidation to which the Seller shall be a party, (c) that may succeed to the electric distribution properties and assets of the Seller substantially as a whole, (d) that results from the division of the Seller into two or more Persons or (e) that otherwise succeeds to all or substantially all of the electric distribution assets of the Seller (a “Permitted Successor”), and which Person in any of the foregoing cases executes an agreement of assumption to perform all of the obligations of the Seller hereunder (including the Seller’s obligations under Section 5.01 incurred at any time prior to or after the date of such assumption), shall be the successor to the Seller under this Sale Agreement without further act on the part of any of the parties to this Sale Agreement; provided, however, that (i) immediately after giving effect to such transaction, no representation, warranty or covenant made pursuant to Article III or Article IV shall be breached and, if the Seller is the Servicer, no Servicer Default, and no event that, after notice or lapse of time, or both, would become a Servicer Default, shall have occurred and be continuing, (ii) the Seller shall have delivered to the Issuer and the Indenture Trustee an Officer’s Certificate and an Opinion of Counsel from external counsel stating that such consolidation, conversion, merger, division or succession and such agreement of assumption comply with this Section 5.02 and that all conditions precedent, if any, provided for in this Sale Agreement relating to such transaction have been complied with, (iii) the Seller shall have delivered to the Issuer, the Indenture Trustee and each Rating Agency an Opinion of Counsel from external counsel of the Seller either (A) stating that, in the opinion of such counsel, all filings to be made by the Seller and the Issuer, including any filings with the Commission pursuant to the Statute and the UCC, have been authorized, executed and filed that are necessary to fully maintain the respective interest of the Issuer and the Indenture Trustee in all of the Securitization Property and reciting the details of such filings, or (B) stating that, in the opinion of such counsel, no such action shall be necessary to maintain such interests, (iv) the Seller shall have delivered to the Issuer, the Indenture Trustee and the Rating Agencies an Opinion of Counsel from external tax counsel stating that, for U.S. federal income tax purposes, such consolidation, conversion, merger, division or succession and such agreement of assumption will not result in a material adverse U.S. federal income tax consequence to the Issuer or the Holders of Securitization Bonds and (v) the Seller shall have given the Rating Agencies prior written notice of such transaction. When any Person (or more than one Person) acquires the properties and assets of the Seller substantially as a whole or otherwise becomes the successor, whether by merger, conversion, consolidation, division, sale, transfer, lease, management contract or otherwise, to all or substantially all of the assets of the Seller in accordance with the terms of this Section 5.02, then, upon satisfaction of all of the other conditions of this Section 5.02, the preceding Seller shall automatically and without further notice be released from all of its obligations hereunder.

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SECTION 5.03.         Limitation on Liability of Seller and Others. The Seller and any director, officer, employee or agent of the Seller may rely in good faith on the advice of counsel or on any document of any kind, prima facie properly executed and submitted by any Person, respecting any matters arising hereunder. Subject to Section 4.07, the Seller shall not be under any obligation to appear in, prosecute or defend any legal action that is not incidental to its obligations under this Sale Agreement and that in its opinion may involve it in any expense or liability.

ARTICLE VI
MISCELLANEOUS PROVISIONS

SECTION 6.01.         Amendment. This Sale Agreement may be amended from time to time by a written amendment duly executed and delivered by each of the Issuer and the Seller, with ten Business Days’ prior written notice given to the Rating Agencies, but without the consent of any of the Holders, (a) to cure any ambiguity in, to correct or supplement, or to add, change or eliminate, any provisions in this Sale Agreement; provided, however, that the Issuer and the Indenture Trustee shall receive an Officer’s Certificate stating that such amendment shall not adversely affect in any material respect the interests of any Holder and that all conditions precedent to such amendment have been satisfied, or (b) to conform the provisions hereof to the description of this Sale Agreement in the Prospectus.

In addition, this Sale Agreement may be amended in writing by the Seller and the Issuer with (i) the prior written consent of the Indenture Trustee, (ii) the satisfaction of the Rating Agency Condition and (iii) if any amendment would adversely affect in any material respect the interest of any Holder of the Securitization Bonds, the consent of a majority of the Holders of each affected Tranche of Securitization Bonds. In determining whether a majority of Holders have consented, Securitization Bonds owned by the Issuer or any Affiliate of the Issuer (including the Seller) shall be disregarded, except that, in determining whether the Indenture Trustee shall be protected in relying upon any such consent, the Indenture Trustee shall only be required to disregard any Securitization Bonds it actually knows to be so owned. Promptly after the execution of any such amendment or consent, the Issuer shall furnish copies of such amendment or consent to each of the Rating Agencies.

Prior to the execution of any amendment to this Sale Agreement, the Issuer and the Indenture Trustee shall be entitled to receive and rely upon (i) an Opinion of Counsel of external counsel of the Seller stating that the execution of such amendment is authorized and permitted by this Sale Agreement and that all conditions precedent provided for in this Sale Agreement relating to such amendment have been complied with and (ii) the Opinion of Counsel referred to in Section 3.01(c)(i) of the Servicing Agreement. The Issuer and the Indenture Trustee may, but shall not be obligated to, enter into any such amendment that affects the Indenture Trustee’s own rights, duties or immunities under this Sale Agreement or otherwise.

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SECTION 6.02.         Notices. Any notice, report or other communication given hereunder shall be in writing and shall be effective (i) upon receipt when sent through the mails, registered or certified mail, return receipt requested, postage prepaid, with such receipt to be effective the date of delivery indicated on the return receipt, (ii) upon receipt when sent by an overnight courier, (iii) on the date personally delivered to an authorized officer of the party to which sent or (iv) on the date transmitted by facsimile or other electronic transmission with a confirmation of receipt in all cases, addressed as follows:

(a)            in the case of the Seller, to Consumers Energy Company, One Energy Plaza, Jackson, Michigan 49201; Telephone: (517) 788-6749; Email: Todd.Wehner@cmsenergy.com;

(b)            in the case of the Issuer, to Consumers 2023 Securitization Funding LLC, One Energy Plaza, Jackson, Michigan 49201; Telephone: (517) 788-6749; Email: Todd.Wehner@cmsenergy.com;

(c)            in the case of the Indenture Trustee, to the Corporate Trust Office;

(d)            in the case of Moody’s, to Moody’s Investors Service, Inc., ABS/RMBS Monitoring Department, 25th Floor, 7 World Trade Center, 250 Greenwich Street, New York, New York 10007, Email: servicerreports@moodys.com (for servicer reports and other reports) or abscormonitoring@moodys.com (for all other notices) (all such notices to be delivered to Moody’s in writing by email); and

(e)            in the case of S&P, to S&P Global Ratings, a division of S&P Global Inc., Structured Credit Surveillance, 55 Water Street, New York, New York 10041, Telephone: (212) 438-8991, Email: servicer_reports@spglobal.com (all such notices to be delivered to S&P in writing by email).

Each Person listed above may, by notice given in accordance herewith to the other Person or Persons listed above, designate any further or different address to which subsequent notices, reports and other communications shall be sent.

SECTION 6.03.         Assignment. Notwithstanding anything to the contrary contained herein, except as provided in Section 5.02, this Sale Agreement may not be assigned by the Seller.

SECTION 6.04.         Limitations on Rights of Third Parties. The provisions of this Sale Agreement are solely for the benefit of the Seller, the Issuer, the Indenture Trustee (for the benefit of the Secured Parties) and the other Persons expressly referred to herein, and such Persons shall have the right to enforce the relevant provisions of this Sale Agreement. Nothing in this Sale Agreement, whether express or implied, shall be construed to give to any other Person any legal or equitable right, remedy or claim in the Securitization Property or under or in respect of this Sale Agreement or any covenants, conditions or provisions contained herein.

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SECTION 6.05.         Severability. Any provision of this Sale Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remainder of such provision (if any) or the remaining provisions hereof (unless such construction shall be unreasonable), and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 6.06.         Separate Counterparts. This Sale Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

SECTION 6.07.         Governing Law. This Sale Agreement shall be construed in accordance with the laws of the State of Michigan, without reference to its conflict of law provisions, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

SECTION 6.08.         Assignment to Indenture Trustee. The Seller hereby acknowledges and consents to any mortgage, pledge, assignment and grant of a security interest by the Issuer to the Indenture Trustee pursuant to the Indenture for the benefit of the Secured Parties of all right, title and interest of the Issuer in, to and under this Sale Agreement, the Securitization Property and the proceeds thereof and the assignment of any or all of the Issuer’s rights hereunder to the Indenture Trustee for the benefit of the Secured Parties. For the avoidance of doubt, the Indenture Trustee is a third party beneficiary of this Sale Agreement and is entitled to the rights and benefits hereunder and may enforce the provisions hereof as if it were a party hereto.

SECTION 6.09.         Limitation of Liability. It is expressly understood and agreed by the parties hereto that this Sale Agreement is executed and delivered by the Indenture Trustee, not individually or personally but solely as Indenture Trustee on behalf of the Secured Parties, in the exercise of the powers and authority conferred and vested in it. The Indenture Trustee in acting hereunder is entitled to all rights, benefits, protections, immunities and indemnities accorded to it under the Indenture.

SECTION 6.10.         Waivers. Any term or provision of this Sale Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof; provided, however, that no such waiver delivered by the Issuer shall be effective unless the Indenture Trustee has given its prior written consent thereto. Any such waiver shall be validly and sufficiently authorized for the purposes of this Sale Agreement if, as to any party, it is authorized in writing by an authorized representative of such party, with prompt written notice of any such waiver to be provided to the Rating Agencies. The failure of any party hereto to enforce at any time any provision of this Sale Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Sale Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Sale Agreement shall be held to constitute a waiver of any other or subsequent breach.

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IN WITNESS WHEREOF, the parties hereto have caused this Sale Agreement to be duly executed by their respective officers as of the day and year first above written.

CONSUMERS 2023 SECURITIZATION FUNDING LLC, as Issuer

By:	/s/ Todd Wehner
Name: Todd Wehner
Title: Assistant Treasurer

CONSUMERS ENERGY COMPANY, as Seller

By:	/s/ Todd Wehner
Name: Todd Wehner Title: Assistant Treasurer

Acknowledged and Accepted:

THE BANK OF NEW YORK MELLON, as Indenture Trustee

By:	/s/ Leslie Morales
Name: Leslie Morales
Title: Vice President

Signature Page to
Securitization Property Purchase and Sale Agreement

EXHIBIT A

FORM OF BILL OF SALE

See attached.

A-1

BILL OF SALE

This Bill of Sale is being delivered pursuant to the Securitization Property Purchase and Sale Agreement, dated as of December 12, 2023 (the “Sale Agreement”), by and between Consumers Energy Company (the “Seller”) and Consumers 2023 Securitization Funding LLC (the “Issuer”). All capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Sale Agreement.

In consideration of the Issuer’s delivery to or upon the order of the Seller of $638,670,349, the Seller does hereby irrevocably sell, transfer, assign, set over and otherwise convey to the Issuer, without recourse or warranty, except as set forth in the Sale Agreement, all right, title and interest of the Seller in and to the Securitization Property created or arising under the Financing Order dated December 17, 2020 issued by the Michigan Public Service Commission under the Statute (such sale, transfer, assignment, setting over and conveyance of the Securitization Property includes, to the fullest extent permitted by the Statute, the property, rights and interests of Consumers Energy under the Financing Order, including the right to impose, collect and receive Securitization Charges, the right to obtain True-Up Adjustments and all revenue, collections, payments, moneys and proceeds arising out of the rights and interests created under the Financing Order. Such sale, transfer, assignment, setting over and conveyance is hereby expressly stated to be a sale or other absolute transfer and, pursuant to Section 10l(1) of the Statute, shall be treated as a true sale and not as a secured transaction. The Seller and the Issuer agree that after giving effect to the sale, transfer, assignment, setting over and conveyance contemplated hereby the Seller has no right, title or interest in or to the Securitization Property to which a security interest could attach because (i) it has sold, transferred, assigned, set over and conveyed all right, title and interest in and to the Securitization Property to the Issuer, (ii) as provided in Section 10l(1) of the Statute, legal and equitable title shall have passed to the Issuer and (iii) as provided in Section 10m(3) of the Statute, appropriate financing statements have been filed and such transfer is perfected against all third parties, including subsequent judicial or other lien creditors. If such sale, transfer, assignment, setting over and conveyance is held by any court of competent jurisdiction not to be a true sale as provided in Section 10l(1) of the Statute, then such sale, transfer, assignment, setting over and conveyance shall be treated as a pledge of the Securitization Property and as the creation of a security interest (within the meaning of the Statute and the UCC) in the Securitization Property and, without prejudice to its position that it has absolutely transferred all of its rights in the Securitization Property to the Issuer, the Seller hereby grants a security interest in the Securitization Property to the Issuer (and to the Indenture Trustee for the benefit of the Secured Parties) to secure their respective rights under the Basic Documents to receive the Securitization Charges and all other Securitization Property.

The Issuer does hereby purchase the Securitization Property from the Seller for the consideration set forth in the preceding paragraph.

Each of the Seller and the Issuer acknowledges and agrees that the purchase price for the Securitization Property sold pursuant to this Bill of Sale and the Sale Agreement is equal to its fair market value at the time of sale.

The Seller confirms that (i) each of the representations and warranties on the part of the Seller contained in the Sale Agreement are true and correct in all respects on the date hereof as if made on the date hereof and (ii) each condition precedent that must be satisfied under Section 2.02 of the Sale Agreement has been satisfied upon or prior to the execution and delivery of this Bill of Sale by the Seller.

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This Bill of Sale may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

This Bill of Sale shall be construed in accordance with the laws of the State of Michigan, without reference to its conflict of law provisions, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such law.

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IN WITNESS WHEREOF, the Seller and the Issuer have duly executed this Bill of Sale as of this 12th day of December, 2023.

CONSUMERS 2023 SECURITIZATION FUNDING LLC, as Issuer

By:
Name: Todd Wehner
Title: Assistant Treasurer

CONSUMERS ENERGY COMPANY, as Seller

By:
Name: Todd Wehner Title: Assistant Treasurer

Signature Page to
Bill of Sale

APPENDIX A

DEFINITIONS AND RULES OF CONSTRUCTION

A.    Defined Terms. The following terms have the following meanings:

“17g-5 Website” is defined in Section 10.18 of the Indenture.

“Account Bank” means The Bank of New York Mellon, a New York banking corporation, solely in the capacity of a “bank” as defined in the NY UCC or any successor account bank under the Indenture.

“Account Records” is defined in Section 1(a)(i) of the Administration Agreement.

“Act” is defined in Section 10.03(a) of the Indenture.

“Additional Interim True-Up Adjustment” means any Interim True-Up Adjustment made pursuant to Section 4.01(b)(iii) of the Servicing Agreement.

“Administration Agreement” means the Administration Agreement, dated as of the Closing Date, by and between Consumers Energy and the Issuer.

“Administration Fee” is defined in Section 2 of the Administration Agreement.

“Administrator” means Consumers Energy, as Administrator under the Administration Agreement, or any successor Administrator to the extent permitted under the Administration Agreement.

“Affiliate” means, with respect to any specified Person, any other Person controlling or controlled by or under common control with such specified Person. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such specified Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Affiliate Wheeling” means a Person’s use of direct access service where an electric utility delivers electricity generated at a Person’s industrial site to that Person or that Person’s affiliate at a location, or general aggregated locations, within the State of Michigan that was either one of the following: (a) for at least 90 days during the period from January 1, 1996 to October 1, 1999, supplied by Self-Service Power, but only to the extent of the capacity reserved or load served by Self-Service Power during the period; or (b) capable of being supplied by a Person’s cogeneration capacity within the State of Michigan that has had since January 1, 1996 a rated capacity of 15 megawatts or less, was placed in service before December 31, 1975 and has been in continuous service since that date. The term affiliate for purposes of this definition means a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with another specified entity, where control means, whether through an ownership, beneficial, contractual or equitable interest, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person or the ownership of at least 7% of an entity either directly or indirectly.

“Amendatory Schedule” means a revision to service riders or any other notice filing filed with the Commission in respect of the Securitization Rate Schedule pursuant to a True-Up Adjustment.

“Annual Accountant’s Report” is defined in Section 3.04(a) of the Servicing Agreement.

“Annual True-Up Adjustment” means each adjustment to the Securitization Charges made pursuant to the terms of the Financing Order in accordance with Section 4.01(b)(i) of the Servicing Agreement.

“Annual True-Up Adjustment Date” means the first billing cycle of January of each year, commencing in January 2025.

“Authorized Denomination” is defined in Section 4 of the Series Supplement.

“Authorized Officers” is defined in Section 10.04 of the Indenture.

“Back-Up Security Interest” is defined in Section 2.01(a) of the Sale Agreement.

“Bankruptcy Code” means Title 11 of the United States Code (11 U.S.C. §§ 101 et seq.).

“Basic Documents” means the Indenture, the Administration Agreement, the Sale Agreement, the Bill of Sale, the Certificate of Formation, the LLC Agreement, the Servicing Agreement, the Series Supplement, the Intercreditor Agreement, the Letter of Representations, the Underwriting Agreement and all other documents and certificates delivered in connection therewith.

“Bill of Sale” means a bill of sale substantially in the form of Exhibit A to the Sale Agreement delivered pursuant to Section 2.02(a) of the Sale Agreement.

“Billed Securitization Charges” means the amounts of Securitization Charges billed by the Servicer.

“Billing Period” means the period created by dividing the calendar year into 12 consecutive periods of approximately 21 Servicer Business Days.

“Bills” means each of the regular monthly bills, summary bills, opening bills and closing bills issued to Customers by Consumers Energy in its capacity as Servicer.

“Book-Entry Form” means, with respect to any Securitization Bond, that the ownership and transfers of such Securitization Bond shall be made through book entries by a Clearing Agency as described in Section 2.11 of the Indenture and in the Series Supplement.

“Book-Entry Securitization Bonds” means any Securitization Bonds issued in Book-Entry Form; provided, however, that, after the occurrence of a condition whereupon book-entry registration and transfer are no longer permitted and Definitive Securitization Bonds are to be issued to the Holder of such Securitization Bonds, such Securitization Bonds shall no longer be “Book-Entry Securitization Bonds”.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banking institutions in Detroit, Michigan, Jackson, Michigan, or New York, New York are, or DTC or the Corporate Trust Office is, authorized or obligated by law, regulation or executive order to be closed.

“Calculation Period” means, with respect to any True-Up Adjustment, the period comprised of the 12 consecutive Collection Periods beginning with the Collection Period in which such True-Up Adjustment would go into effect; provided, that, in the case of any True-Up Adjustment that would go into effect after the date that is 12 months prior to the Scheduled Final Payment Date of a Tranche of Securitization Bonds with respect to which such True-Up Adjustment is being made, the Calculation Period shall begin on the date the True-Up Adjustment would go into effect and end on the Payment Date following such True-Up Adjustment date; provided, further, that, for the purpose of calculating the first Periodic Payment Requirement as of the Closing Date, “Calculation Period” means, initially, the period commencing on the Closing Date and ending on the last day of the billing cycle of December 2024.

“Capital Subaccount” is defined in Section 8.02(a) of the Indenture.

“Capital Subaccount Investment Earnings” shall mean, for any Payment Date with respect to any Calculation Period, the sum of (a) an amount equal to investment earnings since the previous Payment Date (or, in the case of the first Payment Date, since the Closing Date) on the initial amount deposited by Consumers Energy in the Capital Subaccount plus (b) any such amounts not paid on any prior Payment Date.

“Certificate of Compliance” means the certificate referred to in Section 3.03 of the Servicing Agreement and substantially in the form of Exhibit E to the Servicing Agreement.

“Certificate of Formation” means the Certificate of Formation filed with the Secretary of State of the State of Delaware on August 16, 2023 pursuant to which the Issuer was formed.

“Claim” means a “claim” as defined in Section 101(5) of the Bankruptcy Code.

“Clearing Agency” means an organization registered as a “clearing agency” pursuant to Section 17A of the Exchange Act.

“Clearing Agency Participant” means a securities broker, dealer, bank, trust company, clearing corporation or other financial institution or other Person for whom from time to time a Clearing Agency effects book entry transfers and pledges of securities deposited with such Clearing Agency.

“Closing Date” means December 12, 2023, the date on which the Securitization Bonds are originally issued in accordance with Section 2.10 of the Indenture and the Series Supplement.

“Code” means the Internal Revenue Code of 1986.

“Collection Account” is defined in Section 8.02(a) of the Indenture.

“Collection in Full of the Securitization Charges” means the day on which the aggregate amounts on deposit in the General Subaccount and the Excess Funds Subaccount are sufficient to pay in full all the Outstanding Securitization Bonds and to replenish any shortfall in the Capital Subaccount.

“Collection Period” means any period commencing on the first Servicer Business Day of any Billing Period and ending on the last Servicer Business Day of such Billing Period.

“Commission” means the Michigan Public Service Commission.

“Commission Regulations” means all regulations, rules, tariffs and laws (including any temporary regulations or rules) applicable to public utilities or Securitization Bonds, as the case may be, and promulgated by, enforced by or otherwise within the jurisdiction of the Commission.

“Company Minutes” is defined in Section 1(a)(iv) of the Administration Agreement.

“Consumers Energy” means Consumers Energy Company, a Michigan corporation.

“Corporate Trust Office” means the office of the Indenture Trustee at which, at any particular time, the Indenture shall be administered, which office as of the Closing Date is located at 240 Greenwich Street, Floor 7, New York, New York 10286, Attention: Consumers 2023 Securitization Funding LLC, Series 2023A, Telephone: (212) 815-2484, Email:Jacqueline.Kuhn@bnymellon.com, or at such other address as the Indenture Trustee may designate from time to time by notice to the Holders of Securitization Bonds and the Issuer, or the principal corporate trust office of any successor trustee designated by like notice.

“Covenant Defeasance Option” is defined in Section 4.01(b) of the Indenture.

“Customers” means all existing and future retail electric distribution customers of Consumers Energy or its successors, including all existing and future retail electric customers who are obligated to pay Securitization Charges pursuant to the Financing Order, except that “Customers” shall exclude (i) customers taking retail open access service from Consumers Energy as of December 17, 2020 to the extent that those retail open access customers remain, without transition to bundled service, on Consumers Energy’s retail choice program, (ii) customers to the extent they obtain or use Self-Service Power and (iii) customers to the extent engaged in Affiliate Wheeling.

“Daily Remittance” is defined in Section 6.11(a) of the Servicing Agreement.

“Default” means any occurrence that is, or with notice or the lapse of time or both would become, an Event of Default.

“Definitive Securitization Bonds” is defined in Section 2.11 of the Indenture.

“Depositor” means Consumers Energy, in its capacity as depositor of the Securitization Bonds.

“DTC” means The Depository Trust Company.

“Electronic Means” means the following communications methods: e-mail, facsimile transmission, secure electronic transmission containing applicable authorization codes, passwords and/or authentication keys issued by the Indenture Trustee, or another method or system specified by the Indenture Trustee as available for use in connection with its services under the Indenture.

“Eligible Account” means a segregated non-interest-bearing trust account with an Eligible Institution.

“Eligible Institution” means:

(a)             the corporate trust department of the Indenture Trustee, so long as any of the securities of the Indenture Trustee (i) has either a short-term credit rating from Moody’s of at least “P-1” or a long-term unsecured debt rating from Moody’s of at least “A2” and (ii) has a credit rating from S&P of at least “A”; or

(b)            a depository institution organized under the laws of the United States of America or any State (or any domestic branch of a foreign bank) (i) that has either (A) a long-term issuer rating of “AA-” or higher by S&P and “A2” or higher by Moody’s or (B) a short-term issuer rating of “A-1” or higher by S&P and “P-1” or higher by Moody’s, and (ii) whose deposits are insured by the Federal Deposit Insurance Corporation.

If so qualified under clause (b) of this definition, the Indenture Trustee may be considered an Eligible Institution for the purposes of clause (a) of this definition.

“Eligible Investments” means instruments or investment property that evidence:

(a)            direct obligations of, or obligations fully and unconditionally guaranteed as to timely payment by, the United States of America;

(b)            demand or time deposits of, unsecured certificates of deposit of, money market deposit accounts of, or bankers’ acceptances issued by, any depository institution (including the Indenture Trustee, acting in its commercial capacity) incorporated or organized under the laws of the United States of America or any State thereof and subject to supervision and examination by U.S. federal or state banking authorities, so long as the commercial paper or other short-term debt obligations of such depository institution are, at the time of deposit or contractual commitment, rated at least “A-1” and “P-1” or their equivalents by each of S&P and Moody’s or such lower rating as will not result in the downgrading or withdrawal of the ratings of the Securitization Bonds;

(c)            commercial paper (including commercial paper of the Indenture Trustee, acting in its commercial capacity, and other than commercial paper of Consumers Energy or any of its Affiliates), which at the time of purchase is rated at least “A-1” and “P-1” or their equivalents by each of S&P and Moody’s or such lower rating as will not result in the downgrading or withdrawal of the ratings of the Securitization Bonds;

(d)            investments in money market funds having a rating in the highest investment category granted thereby (including funds for which the Indenture Trustee or any of its Affiliates is investment manager or advisor) from Moody’s and S&P;

(e)             repurchase obligations with respect to any security that is a direct obligation of, or fully guaranteed by, the United States of America or its agencies or instrumentalities, entered into with Eligible Institutions;

(f)             repurchase obligations with respect to any security or whole loan entered into with an Eligible Institution or with a registered broker/dealer acting as principal and that meets the ratings criteria set forth below:

(i)  a broker/dealer (acting as principal) registered as a broker or dealer under Section 15 of the Exchange Act (any such broker/dealer being referred to in this definition as a “broker/dealer”), the unsecured short-term debt obligations of which are rated at least “P-1” by Moody’s and “A-1+” by S&P at the time of entering into such repurchase obligation; or

(ii)  an unrated broker/dealer, acting as principal, that is a wholly-owned subsidiary of a non-bank or bank holding company the unsecured short-term debt obligations of which are rated at least “P-1” by Moody’s and “A-1+” by S&P at the time of purchase so long as the obligations of such unrated broker/dealer are unconditionally guaranteed by such non-bank or bank holding company; or

(g)             any other investment permitted by each of the Rating Agencies,

in each case maturing not later than the Business Day preceding the next Payment Date or Special Payment Date, if applicable (for the avoidance of doubt, investments in money market funds or similar instruments that are redeemable on demand shall be deemed to satisfy the foregoing requirement). Notwithstanding the foregoing: (1) no securities or investments that mature in 30 days or more shall be “Eligible Investments” unless the issuer thereof has either a short-term unsecured debt rating of at least “P-1” from Moody’s or a long-term unsecured debt rating of at least “A1” from Moody’s; (2) no securities or investments described in clauses (b) through (d) above that have maturities of more than 30 days but less than or equal to 3 months shall be “Eligible Investments” unless the issuer thereof has a long-term unsecured debt rating of at least “A1” from Moody’s and a short-term unsecured debt rating of at least “P-1” from Moody’s; (3) no securities or investments described in clauses (b) through (d) above that have maturities of more than 3 months shall be “Eligible Investments” unless the issuer thereof has a long-term unsecured debt rating of at least “A1” from Moody’s and a short-term unsecured debt rating of at least “P-1” from Moody’s; (4) no securities or investments described in clauses (b) through (d) above that have a maturity of 60 days or less shall be “Eligible Investments” unless such securities have a rating from S&P of at least “A-1”; and (5) no securities or investments described in clauses (b) through (d) above that have a maturity of more than 60 days shall be “Eligible Investments” unless such securities have a rating from S&P of at least “AA-”, “A-1+” or “AAAm”.

“Event of Default” is defined in Section 5.01 of the Indenture.

“Excess Funds Subaccount” is defined in Section 8.02(a) of the Indenture.

“Exchange Act” means the Securities Exchange Act of 1934.

“Expected Amortization Schedule” means, with respect to any Tranche, the expected amortization schedule related thereto set forth in the Series Supplement.

“Federal Book-Entry Regulations” means 31 C.F.R. Part 357 et seq. (Department of Treasury).

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Servicer from three federal funds brokers of recognized standing selected by it.

“Final” means, with respect to the Financing Order, that the Financing Order has become final, that the Financing Order is not being appealed and that the time for filing an appeal thereof has expired.

“Final Maturity Date” means, with respect to each Tranche of Securitization Bonds, the final maturity date therefor as specified in the Series Supplement.

“Financing Order” means the financing order issued under the Statute by the Commission to Consumers Energy on December 17, 2020, Case No. U-20889, authorizing the creation of the Securitization Property. Consumers Energy unconditionally accepted all conditions and limitations requested by such order in a letter dated January 7, 2021 from Consumers Energy to the Commission.

“General Subaccount” is defined in Section 8.02(a) of the Indenture.

“Global Securitization Bond” means a Securitization Bond to be issued to the Holders thereof in Book-Entry Form, which Global Securitization Bond shall be issued to the Clearing Agency, or its nominee, in accordance with Section 2.11 of the Indenture and the Series Supplement.

“Governmental Authority” means any nation or government, any U.S. federal, state, local or other political subdivision thereof and any court, administrative agency or other instrumentality or entity exercising executive, legislative, judicial, regulatory or administrative functions of government.

“Grant” means mortgage, pledge, bargain, sell, warrant, alienate, remise, release, convey, grant, transfer, create, grant a lien upon, a security interest in and right of set-off against, deposit, set over and confirm pursuant to the Indenture and the Series Supplement. A Grant of the Securitization Bond Collateral or of any other agreement or instrument included therein shall include all rights, powers and options (but none of the obligations) of the granting party thereunder, including the immediate and continuing right to claim for, collect, receive and give receipt for payments in respect of the Securitization Bond Collateral and all other moneys payable thereunder, to give and receive notices and other communications, to make waivers or other agreements, to exercise all rights and options, to bring Proceedings in the name of the granting party or otherwise and generally to do and receive anything that the granting party is or may be entitled to do or receive thereunder or with respect thereto.

“Hague Securities Convention” means the Convention on the Law Applicable to Certain Rights in Respect of Securities Held with an Intermediary, ratified September 28, 2016, S. Treaty Doc. No. 112-6 (2012).

“Holder” means the Person in whose name a Securitization Bond is registered on the Securitization Bond Register.

“Indemnified Losses” is defined in Section 5.03 of the Servicing Agreement.

“Indemnified Party” is defined in Section 6.02(a) of the Servicing Agreement.

“Indemnified Person” is defined in Section 5.01(f) of the Sale Agreement.

“Indemnitee” is defined in Section 6.07 of the Indenture.

“Indenture” means the Indenture, dated as of the Closing Date, by and between the Issuer and The Bank of New York Mellon, a New York banking corporation, as Indenture Trustee, as Securities Intermediary and as Account Bank.

“Indenture Trustee” means The Bank of New York Mellon, a New York banking corporation, as indenture trustee for the benefit of the Secured Parties, or any successor indenture trustee for the benefit of the Secured Parties, under the Indenture.

“Indenture Trustee Cap” is defined in Section 8.02(e)(i) of the Indenture.

“Independent” means, when used with respect to any specified Person, that such specified Person (a) is in fact independent of the Issuer, any other obligor on the Securitization Bonds, the Seller, the Servicer and any Affiliate of any of the foregoing Persons, (b) does not have any direct financial interest or any material indirect financial interest in the Issuer, any such other obligor, the Seller, the Servicer or any Affiliate of any of the foregoing Persons and (c) is not connected with the Issuer, any such other obligor, the Seller, the Servicer or any Affiliate of any of the foregoing Persons as an officer, employee, promoter, underwriter, trustee, partner, director (other than as an independent director or manager) or Person performing similar functions.

“Independent Certificate” means a certificate to be delivered to the Indenture Trustee under the circumstances described in, and otherwise complying with, the applicable requirements of Section 10.01 of the Indenture, made by an Independent appraiser or other expert appointed by an Issuer Order and consented to by the Indenture Trustee, and such certificate shall state that the signer has read the definition of “Independent” in the Indenture and that the signer is Independent within the meaning thereof.

“Independent Manager” is defined in Section 4.01(a) of the LLC Agreement.

“Insolvency Event” means, with respect to a specified Person: (a) the filing of a decree or order for relief by a court having jurisdiction in the premises in respect of such specified Person or any substantial part of its property in an involuntary case under any applicable U.S. federal or state bankruptcy, insolvency or other similar law in effect as of the Closing Date or thereafter, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such specified Person or for any substantial part of its property, or ordering the winding-up or liquidation of such specified Person’s affairs, and such decree or order shall remain unstayed and in effect for a period of 60 consecutive days; or (b) the commencement by such specified Person of a voluntary case under any applicable U.S. federal or state bankruptcy, insolvency or other similar law in effect as of the Closing Date or thereafter, or the consent by such specified Person to the entry of an order for relief in an involuntary case under any such law, or the consent by such specified Person to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such specified Person or for any substantial part of its property, or the making by such specified Person of any general assignment for the benefit of creditors, or the failure by such specified Person generally to pay its debts as such debts become due, or the taking of action by such specified Person in furtherance of any of the foregoing.

“Instructions” is defined in Section 10.04 of the Indenture.

“Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of the Closing Date, by and among the Issuer, the Indenture Trustee, Consumers Energy, Consumers 2014 Securitization Funding LLC and the trustee for the securitization bonds issued by Consumers 2014 Securitization Funding LLC, and any subsequent such agreement.

“Interim True-Up Adjustment” means either a Semi-Annual Interim True-Up Adjustment made in accordance with Section 4.01(b)(ii) of the Servicing Agreement or an Additional Interim True-Up Adjustment made in accordance with Section 4.01(b)(iii) of the Servicing Agreement.

“Investment Company Act” means the Investment Company Act of 1940.

“Investment Earnings” means investment earnings on funds deposited in the Collection Account net of losses and investment expenses.

“Issuer” means Consumers 2023 Securitization Funding LLC, a Delaware limited liability company, named as such in the Indenture until a successor replaces it and, thereafter, means the successor and, for purposes of any provision contained herein and required by the Trust Indenture Act, each other obligor on the Securitization Bonds.

“Issuer Documents” is defined in Section 1(a)(iv) of the Administration Agreement.

“Issuer Order” means a written order signed in the name of the Issuer by any one of its Responsible Officers and delivered to the Indenture Trustee or Paying Agent, as applicable.

“Issuer Request” means a written request signed in the name of the Issuer by any one of its Responsible Officers and delivered to the Indenture Trustee or Paying Agent, as applicable.

“Legal Defeasance Option” is defined in Section 4.01(b) of the Indenture.

“Letter of Representations” means any applicable agreement between the Issuer and the applicable Clearing Agency, with respect to such Clearing Agency’s rights and obligations (in its capacity as a Clearing Agency) with respect to any Book-Entry Securitization Bonds.

“Lien” means a security interest, lien, mortgage, charge, pledge, claim or encumbrance of any kind.

“LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of Consumers 2023 Securitization Funding LLC, dated as of the Closing Date.

“Losses” means (a) any and all amounts of principal of and interest on the Securitization Bonds not paid when due or when scheduled to be paid in accordance with their terms and the amounts of any deposits by or to the Issuer required to have been made in accordance with the terms of the Basic Documents or the Financing Order that are not made when so required and (b) any and all other liabilities, obligations, losses, claims, damages, payments, costs or expenses of any kind whatsoever.

“Manager” means each manager of the Issuer under the LLC Agreement.

“Member” has the meaning specified in the preamble of the LLC Agreement.

“Michigan UCC” means the Uniform Commercial Code as in effect on the Closing Date in the State of Michigan.

“Monthly Servicer’s Certificate” is defined in Section 3.01(b)(i) of the Servicing Agreement.

“Moody’s” means Moody’s Investors Service, Inc. References to Moody’s are effective so long as Moody’s is a Rating Agency.

“NY UCC” means the Uniform Commercial Code as in effect on the Closing Date in the State of New York.

“Officer’s Certificate” means a certificate signed by a Responsible Officer of the Issuer under the circumstances described in, and otherwise complying with, the applicable requirements of Section 10.01 of the Indenture, and delivered to the Indenture Trustee.

“Ongoing Other Qualified Costs” means the Qualified Costs described as such in the Financing Order, including Operating Expenses and any other costs identified in the Basic Documents; provided, however, that Ongoing Other Qualified Costs do not include the Issuer’s costs of issuance of the Securitization Bonds and Consumers Energy’s costs of retiring existing debt and equity securities.

“Operating Expenses” means all unreimbursed fees, costs and out-of-pocket expenses of the Issuer (other than interest on the Securitization Bonds), including all amounts owed by the Issuer to the Indenture Trustee (including indemnities, legal fees and expenses and audit fees and expenses) or any Manager, the Servicing Fee, any other amounts owed to the Servicer pursuant to the Servicing Agreement, the Administration Fee, any other amounts owed to the Administrator pursuant to the Administration Agreement, legal and accounting fees, Rating Agency fees and any franchise or other taxes owed by the Issuer.

“Opinion of Counsel” means one or more written opinions of counsel, who may, except as otherwise expressly provided in the Basic Documents, be employees of or counsel to the party providing such opinion of counsel, which counsel shall be reasonably acceptable to the party receiving such opinion of counsel, and shall be in form and substance reasonably acceptable to such party. Any Opinion of Counsel may be based, insofar as it relates to factual matters (including financial and capital markets matters), upon a certificate or opinion of, or representations by, an officer or officers of the Servicer or the Issuer and other documents necessary and advisable in the judgment of counsel delivering such opinion.

“Outstanding” means, as of the date of determination, all Securitization Bonds theretofore authenticated and delivered under the Indenture, except:

(a)            Securitization Bonds theretofore canceled by the Securitization Bond Registrar or delivered to the Securitization Bond Registrar for cancellation;

(b)            Securitization Bonds or portions thereof the payment for which money in the necessary amount has been theretofore deposited with the Indenture Trustee or any Paying Agent in trust for the Holders of such Securitization Bonds; and

(c)            Securitization Bonds in exchange for or in lieu of other Securitization Bonds that have been issued pursuant to the Indenture unless proof satisfactory to the Indenture Trustee is presented that any such Securitization Bonds are held by a Protected Purchaser;

provided, that, in determining whether the Holders of the requisite Outstanding Amount of the Securitization Bonds or any Tranche thereof have given any request, demand, authorization, direction, notice, consent or waiver under any Basic Document, Securitization Bonds owned by the Issuer, any other obligor upon the Securitization Bonds, the Member, the Seller, the Servicer or any Affiliate of any of the foregoing Persons shall be disregarded and deemed not to be Outstanding (unless one or more such Persons owns 100% of such Securitization Bonds), except that, in determining whether the Indenture Trustee shall be protected in relying upon any such request, demand, authorization, direction, notice, consent or waiver, only Securitization Bonds that the Indenture Trustee actually knows to be so owned shall be so disregarded. Securitization Bonds so owned that have been pledged in good faith may be regarded as Outstanding if the pledgee establishes to the satisfaction of the Indenture Trustee the pledgee’s right so to act with respect to such Securitization Bonds and that the pledgee is not the Issuer, any other obligor upon the Securitization Bonds, the Member, the Seller, the Servicer or any Affiliate of any of the foregoing Persons.

“Outstanding Amount” means the aggregate principal amount of all Securitization Bonds, or, if the context requires, all Securitization Bonds of a Tranche, Outstanding at the date of determination.

“Paying Agent” means, with respect to the Indenture, the Indenture Trustee and any other Person appointed as a paying agent for the Securitization Bonds pursuant to the Indenture.

“Payment Date” means, with respect to any Tranche of Securitization Bonds, the dates specified in the Series Supplement; provided, that if any such date is not a Business Day, the Payment Date shall be the Business Day succeeding such date.

“Periodic Billing Requirement” means, for any Calculation Period, the aggregate amount of Securitization Charges calculated by the Servicer as necessary to be billed during such period in order to collect the Periodic Payment Requirement on a timely basis.

“Periodic Interest” means, with respect to any Payment Date, the periodic interest for such Payment Date as specified in the Series Supplement.

“Periodic Payment Requirement” for any Calculation Period means the total dollar amount of Securitization Charge Collections reasonably calculated by the Servicer in accordance with Section 4.01 of the Servicing Agreement as necessary to be received during such Calculation Period (after giving effect to the allocation and distribution of amounts on deposit in the Excess Funds Subaccount at the time of calculation and that are projected to be available for payments on the Securitization Bonds at the end of such Calculation Period and including any shortfalls in Periodic Payment Requirements for any prior Calculation Period) in order to ensure that, as of the last Payment Date occurring in such Calculation Period, (a) all accrued and unpaid interest on the Securitization Bonds then due shall have been paid in full on a timely basis, (b) the Outstanding Amount of the Securitization Bonds is equal to the Projected Unpaid Balance on each Payment Date during such Calculation Period, (c) the balance on deposit in the Capital Subaccount equals the Required Capital Level and (d) all other fees and expenses due and owing and required or allowed to be paid under Section 8.02 of the Indenture as of such date shall have been paid in full; provided, that, with respect to any Annual True-Up Adjustment or Interim True-Up Adjustment occurring after the date that is one year prior to the last Scheduled Final Payment Date for the Securitization Bonds, the Periodic Payment Requirements shall be calculated to ensure that sufficient Securitization Charges will be collected to retire the Securitization Bonds in full as of the next Payment Date.

“Periodic Principal” means, with respect to any Payment Date, the excess, if any, of the Outstanding Amount of Securitization Bonds over the outstanding principal balance specified for such Payment Date on the Expected Amortization Schedule.

“Permitted Lien” means the Lien created by the Indenture.

“Permitted Successor” is defined in Section 5.02 of the Sale Agreement.

“Person” means any individual, corporation, limited liability company, estate, partnership, joint venture, association, joint stock company, trust (including any beneficiary thereof), unincorporated organization or Governmental Authority.

“Predecessor Securitization Bond” means, with respect to any particular Securitization Bond, every previous Securitization Bond evidencing all or a portion of the same debt as that evidenced by such particular Securitization Bond, and, for the purpose of this definition, any Securitization Bond authenticated and delivered under Section 2.06 of the Indenture in lieu of a mutilated, lost, destroyed or stolen Securitization Bond shall be deemed to evidence the same debt as the mutilated, lost, destroyed or stolen Securitization Bond.

“Premises” is defined in Section 1(g) of the Administration Agreement.

“Proceeding” means any suit in equity, action at law or other judicial or administrative proceeding.

“Projected Unpaid Balance” means, as of any Payment Date, the sum of the projected outstanding principal balance of each Tranche of Securitization Bonds for such Payment Date set forth in the Expected Amortization Schedule.

“Prospectus” means the prospectus dated December 5, 2023 relating to the Securitization Bonds.

“Protected Purchaser” has the meaning specified in Section 8-303 of the UCC.

“Qualified Costs” means all qualified costs as defined in Section 10h(g) of the Statute allowed to be recovered by Consumers Energy under the Financing Order.

“Rating Agency” means, with respect to any Tranche of Securitization Bonds, any of Moody’s or S&P that provides a rating with respect to the Securitization Bonds. If no such organization (or successor) is any longer in existence, “Rating Agency” shall be a nationally recognized statistical rating organization or other comparable Person designated by the Issuer, notice of which designation shall be given to the Indenture Trustee and the Servicer.

“Rating Agency Condition” means, with respect to any action, at least ten Business Days’ prior written notification to each Rating Agency of such action, and written confirmation from each of S&P and Moody’s to the Indenture Trustee and the Issuer that such action will not result in a suspension, reduction or withdrawal of the then current rating by such Rating Agency of any Tranche of Securitization Bonds; provided, that, if, within such ten Business Day period, any Rating Agency (other than S&P) has neither replied to such notification nor responded in a manner that indicates that such Rating Agency is reviewing and considering the notification, then (a) the Issuer shall be required to confirm that such Rating Agency has received the Rating Agency Condition request and, if it has, promptly request the related Rating Agency Condition confirmation and (b) if the Rating Agency neither replies to such notification nor responds in a manner that indicates it is reviewing and considering the notification within five Business Days following such second request, the applicable Rating Agency Condition requirement shall not be deemed to apply to such Rating Agency. For the purposes of this definition, any confirmation, request, acknowledgment or approval that is required to be in writing may be in the form of electronic mail or a press release (which may contain a general waiver of a Rating Agency’s right to review or consent).

“Record Date” means one Business Day prior to the applicable Payment Date.

“Registered Holder” means the Person in whose name a Securitization Bond is registered on the Securitization Bond Register.

“Regulation AB” means the rules of the SEC promulgated under Subpart 229.1100 – Asset Backed Securities (Regulation AB), 17 C.F.R. §§229.1100-229.1125.

“Reimbursable Expenses” is defined in Section 2 of the Administration Agreement.

“Released Parties” is defined in Section 6.02(d) of the Servicing Agreement.

“Required Capital Level” means an amount equal to 0.5% of the initial principal amount of the Securitization Bonds.

“Requirement of Law” means any foreign, U.S. federal, state or local laws, statutes, regulations, rules, codes or ordinances enacted, adopted, issued or promulgated by any Governmental Authority or common law.

“Responsible Officer” means, with respect to: (a) the Issuer, any Manager or any duly authorized officer; (b) the Indenture Trustee, any officer within the Corporate Trust Office of such trustee (including the President, any Vice President, any Assistant Vice President, any Secretary, any Assistant Treasurer, any Trust Officer or any other officer of the Indenture Trustee customarily performing functions similar to those performed by persons who at the time shall be such officers, respectively, and that has direct responsibility for the administration of the Indenture and also, with respect to a particular matter, any other officer to whom such matter is referred to because of such officer’s knowledge and familiarity with the particular subject); (c) any corporation (other than the Indenture Trustee), the Chief Executive Officer, the President, any Vice President, the Chief Financial Officer, the Treasurer, any Assistant Treasurer or any other duly authorized officer of such Person who has been authorized to act in the circumstances; (d) any partnership, any general partner thereof; and (e) any other Person (other than an individual), any duly authorized officer or member of such Person, as the context may require, who is authorized to act in matters relating to such Person.

“S&P” means S&P Global Ratings, a division of S&P Global Inc. References to S&P are effective so long as S&P is a Rating Agency.

“Sale Agreement” means the Securitization Property Purchase and Sale Agreement, dated as of the Closing Date, by and between the Issuer and Consumers Energy, and acknowledged and accepted by the Indenture Trustee.

“Scheduled Final Payment Date” means, with respect to each Tranche of Securitization Bonds, the date when all interest and principal is scheduled to be paid with respect to that Tranche in accordance with the Expected Amortization Schedule, as specified in the Series Supplement. For the avoidance of doubt, the Scheduled Final Payment Date with respect to any Tranche shall be the last Scheduled Payment Date set forth in the Expected Amortization Schedule relating to such Tranche. The “last Scheduled Final Payment Date” means the Scheduled Final Payment Date of the latest maturing Tranche of Securitization Bonds.

“Scheduled Payment Date” means, with respect to each Tranche of Securitization Bonds, each Payment Date on which principal for such Tranche is to be paid in accordance with the Expected Amortization Schedule for such Tranche.

“SEC” means the Securities and Exchange Commission.

“Secured Obligations” means the payment of principal of and premium, if any, interest on, and any other amounts owing in respect of, the Securitization Bonds and all fees, expenses, counsel fees and other amounts due and payable to the Indenture Trustee.

“Secured Parties” means the Indenture Trustee, the Holders and any credit enhancer described in the Series Supplement.

“Securities Act” means the Securities Act of 1933.

“Securities Intermediary” means The Bank of New York Mellon, a New York banking corporation, solely in the capacity of a “securities intermediary” as defined in the NY UCC and Federal Book-Entry Regulations or any successor securities intermediary under the Indenture.

“Securitization Bond Collateral” is defined in the preamble of the Indenture.

“Securitization Bond Interest Rate” means, with respect to any Tranche of Securitization Bonds, the rate at which interest accrues on the Securitization Bonds of such Tranche, as specified in the Series Supplement.

“Securitization Bond Register” is defined in Section 2.05 of the Indenture.

“Securitization Bond Registrar” is defined in Section 2.05 of the Indenture.

“Securitization Bonds” means the securitization bonds authorized by the Financing Order and issued pursuant to the Indenture.

“Securitization Charge Collections” means Securitization Charges actually received by the Servicer to be remitted to the Collection Account.

“Securitization Charge Payments” means the payments made by Customers based on the Securitization Charges that are actually received by the Servicer.

“Securitization Charges” means any securitization charges as defined in Section 10h(i) of the Statute that are authorized by the Financing Order.

“Securitization Property” means all securitization property as defined in Section 10h(j) of the Statute created pursuant to the Financing Order and under the Statute, including the right to impose, collect and receive the Securitization Charges in an amount necessary to provide the full recovery of all Qualified Costs, the right under the Financing Order to obtain periodic adjustments of Securitization Charges under Section 10k(3) of the Statute and all revenue, collections, payments, moneys and proceeds arising out of the rights and interests described under Section 10(j) of the Statute. The term “Securitization Property” when used with respect to Consumers Energy means and includes the rights of Consumers Energy that exist prior to the time that such rights are first transferred in connection with the issuance of the Securitization Bonds so as to become Securitization Property in accordance with Section 10j(2) of the Statute and the Financing Order.

“Securitization Property Records” is defined in Section 5.01 of the Servicing Agreement.

“Securitization Rate Class” means one of the separate rate classes to whom Securitization Charges are allocated for ratemaking purposes in accordance with the Financing Order.

“Securitization Rate Schedule” means the Tariff sheets to be filed with the Commission stating the amounts of the Securitization Charges, as such Tariff sheets may be amended or modified from time to time pursuant to a True-Up Adjustment.

“Self-Service Power” means (a) electricity generated and consumed at an industrial site or contiguous industrial site or single commercial establishment or single residence without the use of an electric utility’s transmission and distribution system or (b) electricity generated primarily by the use of by-product fuels, including waste water solids, which electricity is consumed as part of a contiguous facility, with the use of an electric utility’s transmission and distribution system, but only if the point or points of receipt of the power within the facility are not greater than three miles distant from the point of generation. A site or facility with load existing on the effective date of the Statute that is divided by an inland body of water or by a public highway, road or street but that otherwise meets this definition meets the contiguous requirement of this definition regardless of whether Self-Service Power was being generated on the effective date of the Statute. A commercial or industrial facility or single residence that meets the requirements of clause (a) above or clause (b) above meets this definition whether or not the generation facility is owned by an entity different from the owner of the commercial or industrial site or single residence.

“Seller” is defined in the preamble to the Sale Agreement.

“Semi-Annual Interim True-Up Adjustment” means any Interim True-Up Adjustment made pursuant to Section 4.01(b)(ii) of the Servicing Agreement.

“Semi-Annual Servicer’s Certificate” is defined in Section 4.01(c)(ii) of the Servicing Agreement.

“Series Supplement” means the indenture supplemental to the Indenture in the form attached as Exhibit B to the Indenture that authorizes the issuance of the Securitization Bonds.

“Servicer” means Consumers Energy, as Servicer under the Servicing Agreement.

“Servicer Business Day” means any day other than a Saturday, a Sunday or a day on which banking institutions in Detroit, Michigan, Jackson, Michigan or New York, New York are authorized or obligated by law, regulation or executive order to be closed, on which the Servicer maintains normal office hours and conducts business.

“Servicer Default” is defined in Section 7.01 of the Servicing Agreement.

“Servicing Agreement” means the Securitization Property Servicing Agreement, dated as of the Closing Date, by and between the Issuer and Consumers Energy, and acknowledged and accepted by the Indenture Trustee.

“Servicing Fee” is defined in Section 6.06(a) of the Servicing Agreement.

“Special Payment Date” means the date on which, with respect to any Tranche of Securitization Bonds, any payment of principal of or interest (including any interest accruing upon default) on, or any other amount in respect of, the Securitization Bonds of such Tranche that is not actually paid within five days of the Payment Date applicable thereto is to be made by the Indenture Trustee to the Holders.

“Special Record Date” means, with respect to any Special Payment Date, the close of business on the fifteenth day (whether or not a Business Day) preceding such Special Payment Date.

“Sponsor” means Consumers Energy, in its capacity as “sponsor” of the Securitization Bonds within the meaning of Regulation AB.

“State” means any one of the fifty states of the United States of America or the District of Columbia.

“State Pledge” means the pledge of the State of Michigan as set forth in Section 10n(2) of the Statute.

“Statute” means the laws of the State of Michigan adopted in June 2000 enacted as 2000 PA 142.

“Subaccounts” is defined in Section 8.02(a) of the Indenture.

“Successor” means any successor to Consumers Energy under the Statute, whether pursuant to any bankruptcy, reorganization or other insolvency proceeding or pursuant to any merger, acquisition, sale or transfer, by operation of law, as a result of electric utility restructuring or otherwise.

“Successor Servicer” is defined in Section 3.07(e) of the Indenture.

“Tariff” means the most current version on file with the Commission of Sheet No. C-37.10 and Sheet No. D-7.10 of Consumers Energy’s Rate Book for Electric Service, M.P.S.C. 14 – Electric, or substantially comparable sheets included in a later complete revision of Consumers Energy’s Rate Book for Electric Service approved and on file with the Commission.

“Tax Returns” is defined in Section 1(a)(iii) of the Administration Agreement.

“Temporary Securitization Bonds” means Securitization Bonds executed and, upon the receipt of an Issuer Order, authenticated and delivered by the Indenture Trustee pending the preparation of Definitive Securitization Bonds pursuant to Section 2.04 of the Indenture.

“Termination Notice” is defined in Section 7.01 of the Servicing Agreement.

“Tranche” means any one of the groupings of Securitization Bonds differentiated by payment date schedule, amortization schedule, sinking fund schedule, maturity date or interest rate, as specified in the Series Supplement.

“Treasury” means the U.S. Department of the Treasury.

“True-Up Adjustment” means any Annual True-Up Adjustment or Interim True-Up Adjustment, as the case may be.

“Trust Indenture Act” means the Trust Indenture Act of 1939 as in force on the Closing Date, unless otherwise specifically provided.

“UCC” means the Uniform Commercial Code as in effect in the relevant jurisdiction.

“Underwriters” means the underwriters who purchase Securitization Bonds of any Tranche from the Issuer and sell such Securitization Bonds in a public offering.

“Underwriting Agreement” means the Underwriting Agreement, dated December 5, 2023, by and among Consumers Energy, the representative of the several Underwriters named therein and the Issuer.

“U.S. Government Obligations” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and that are not callable at the option of the issuer thereof.

B.            Rules of Construction. Unless the context otherwise requires, in each Basic Document to which this Appendix A is attached:

(a)            All accounting terms not specifically defined herein shall be construed in accordance with United States generally accepted accounting principles. To the extent that the definitions of accounting terms in any Basic Document are inconsistent with the meanings of such terms under generally accepted accounting principles or regulatory accounting principles, the definitions contained in such Basic Document shall control.

(b)            The term “including” means “including without limitation”, and other forms of the verb “include” have correlative meanings.

(c)            All references to any Person shall include such Person’s permitted successors and assigns, and any reference to a Person in a particular capacity excludes such Person in other capacities.

(d)            Unless otherwise stated in any of the Basic Documents, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and each of the words “to” and “until” means “to but excluding”.

(e)            The words “hereof”, “herein” and “hereunder” and words of similar import when used in any Basic Document shall refer to such Basic Document as a whole and not to any particular provision of such Basic Document. References to Articles, Sections, Appendices and Exhibits in any Basic Document are references to Articles, Sections, Appendices and Exhibits in or to such Basic Document unless otherwise specified in such Basic Document.

(f)             The various captions (including the tables of contents) in each Basic Document are provided solely for convenience of reference and shall not affect the meaning or interpretation of any Basic Document.

(g)            The definitions contained in this Appendix A apply equally to the singular and plural forms of such terms, and words of the masculine, feminine or neuter gender shall mean and include the correlative words of other genders.

(h)            Unless otherwise specified, references to an agreement or other document include references to such agreement or document as from time to time amended, restated, reformed, supplemented or otherwise modified in accordance with the terms thereof (subject to any restrictions on such amendments, restatements, reformations, supplements or modifications set forth in such agreement or document) and include any attachments thereto.

(i)             References to any law, rule, regulation or order of a Governmental Authority shall include such law, rule, regulation or order as from time to time in effect, including any amendment, modification, codification, replacement, reenactment or successor thereof or any substitution therefor.

(j)             The word “will” shall be construed to have the same meaning and effect as the word “shall”.

(k)            The word “or” is not exclusive.

(l)             All terms defined in the relevant Basic Document to which this Appendix A is attached shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein.

(m)           A term has the meaning assigned to it.